Exhibit 5

July 28, 2011

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing on the date hereof by The Charles Schwab Corporation, a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) covering the offering of up to an additional 45,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), issuable pursuant to The Charles Schwab Corporation 2004 Stock Incentive Plan as amended and restated by the Board of Directors of the Company on May 5, 2011 and approved by the stockholders of the Company on May 17, 2011 (the “Plan”). In connection with this opinion, we have examined copies or originals of the following documents:

1. The Registration Statement;

2. The Plan;

3. The Company’s Fifth Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 7, 2001;

4. The Company’s Fourth Restated Bylaws dated December 12, 2007, as amended on July 28, 2009 and January 27, 2010;

5. Certain resolutions of the Company’s Board of Directors dated January 27, 2011 and May 5, 2011 relating to the Shares;

6. The Company’s Definitive Proxy Statement filed with the Commission on March 30, 2011, the Definitive Additional Materials with respect to the Plan filed with the Commission on May 9, 2011, and the voting results for the 2011 Annual Meeting of Stockholders as reported in the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2011;

7. A specimen certificate for the Shares; and

8. A certificate of an officer of the Company and a certificate of the Company’s transfer agent, each dated as of the date hereof.

In rendering the opinion set forth below, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents and that all corporate records of the Company provided to us for review and all public records obtained by us are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the enforceability or effectiveness thereof.

As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to above. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters or assumptions and disclaim any implication or inference as to the reasonableness of any such assumption. In rendering this opinion, we have considered only the Delaware General Corporation Law (including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and express no opinion with respect to choice of law or conflicts of law. We express no opinion whatsoever as to the compliance or noncompliance by any person with antifraud or information delivery provisions of state or federal laws, rules and regulations, and no inference regarding such compliance or noncompliance may be drawn from any opinion in this letter. In addition, we have assumed that the Shares are issued against receipt by the Company of consideration that is not less than the par value of the Common Stock and that is otherwise proper and sufficient.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued, sold and delivered in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

Notwithstanding anything in this letter to the contrary, the opinion set forth above is given only as of the date hereof. We disclaim any obligation to update the opinion rendered herein and express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

The opinion set forth above is expressly limited to the matters stated. No opinion is implied or may be inferred beyond what is explicitly stated in this letter. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under Item 5 thereof. By giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

HOWARD RICE NEMEROVSKI
CANADY FALK & RABKIN
A Professional Corporation

By:	/s/ Teresa L. Johnson
Teresa L. Johnson
On Behalf of the Firm